As filed with the Securities and Exchange Commission on October 6, 2021.

Registration No. 333-259986

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTHEMIS DIGITAL ACQUISITIONS I CORP

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1585436
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

122 Hudson Street,

3rd Floor

New York, New York 10013

Tel: (646) 757-1310

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amy Nauiokas

Chief Executive Officer

122 Hudson Street,

3rd Floor

New York, New York 10013

Tel: (917) 916-3301

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc Jaffe Ryan deFord Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 637-2200	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400	Elliott M. Smith, Esq. Jessica Y. Chen, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200 Fax: (212) 354-8113

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A Ordinary Share, $0.0001 par value, and one-half of one warrant(2)	23,000,000 Units	$10.00	$230,000,000	$21,321.00
Class A Ordinary Shares included as part of the units(3)	23,000,000 Shares	—	—	—(4)
Warrants included as part of the units(3)	11,500,000 Warrants	—	—	—(4)
Total			$230,000,000	$21,321.00

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 3,000,000 units, consisting of 3,000,000 Class A Ordinary Shares and 1,500,000 warrants, which may be issued upon exercise of a 45 -day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Anthemis Digital Acquisitions I Corp is filing this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-259986) solely to file the exhibits as indicated in the index to exhibits below. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No changes are being made to the preliminary prospectus or Items 13, 14, 15 or 17 of Part II to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering and sale of the ordinary shares being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.

Amount Paid or to Be Paid
Legal fees and expenses	$350,000
Printing and engraving expenses	40,000
Accounting and bookkeeping fees and expenses	75,000
SEC/FINRA Expenses	74,991
NASDAQ listing and filing fees	52,267
Miscellaneous	457,742

Total	$1,050,000

Item 14. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

On March 15, 2021, 7,187,500 of our Class B ordinary shares were issued to our sponsor in exchange for the payment of $25,000, or approximately $0.003 per share. The number of founder shares was determined based on the expectation that the founder shares would represent 26.44% of the outstanding shares (to be converted into 20% of our ordinary shares upon completion of our initial business combination, as described further below) after this offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

In addition, our sponsor has committed to purchase from us an aggregate of 7,000,000 (or 7,800,000 if the underwriter’s option to purchase additional units is exercised in full) private placement warrants at $1.50 per warrant (for an aggregate purchase price of $10,500,000 (or $11,700,000 if the underwriter’s option to purchase additional units is exercised in full)). These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules.

Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement.

Exhibit No.

1.1*	Form of Underwriting Agreement.

3.1*	Memorandum and Articles of Association of the Registrant.

3.2*	Form of Amended and Restated Memorandum and Articles of Association.

4.1*	Specimen Unit Certificate.

4.2*	Specimen Class A Ordinary Shares Certificate.

4.3*	Specimen Warrant Certificate.

4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

5.1	Opinion of Latham & Watkins LLP.

5.2	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands Legal Counsel to the Registrant.

10.1*	Promissory Note, dated March 3, 2021, issued to Anthemis Digital Acquisitions I Sponsor LP by the Registrant.

10.2*	Form of Letter Agreement among the Registrant, Anthemis Digital Acquisitions I Sponsor LP and each of the officers and directors of the Registrant.

10.3*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.

10.4*	Form of Registration Rights Agreement among the Registrant, sponsor and the other parties thereto.

10.5*	Securities Subscription Agreement, dated March 15, 2021, between the Registrant and Anthemis Digital Acquisitions I Sponsor LP.

10.6*	Amendment No. 1 to Securities Subscription Agreement, dated March 31, 2021, between the Registrant and the Sponsor.

10.7*	Form of Private Placement Warrants Purchase Agreement between the Registrant and Anthemis Digital Acquisitions I Sponsor LP.

10.8*	Form of Indemnification Agreement.

10.9*	Form of Administrative Services Agreement between the Registrant and Anthemis Digital Acquisitions I Sponsor LP.

10.10*	Amendment No. 1 to Promissory Note, dated May 21, 2021, issued to Anthemis Digital Acquisitions I Sponsor LP by the Registrant.

23.1*	Consent of Marcum LLP.

23.2	Consent of Latham & Watkins LLP (to be included in Exhibit 5.1).

23.3	Consent of Maples and Calder (Cayman) LLP, Cayman Islands Legal Counsel to the Registrant (to be included in Exhibit 5.2).

24	Power of Attorney (included on signature page of this Registration Statement).

*	Filed previously

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on October 6, 2021.

Anthemis Digital Acquisitions I Corp

By:	/s/ Amy Nauiokas
Amy Nauiokas
Title:	Chief Executive Officer, Chair
and Director

We, the undersigned directors and officers of Anthemis Digital Acquisitions I Corp (the “company”), hereby severally constitute and appoint Amy Nauiokas, Mei Lim and Briana van Strijp, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amy Nauiokas Amy Nauiokas	Chief Executive Officer, Chair and Director (Principal Executive Officer)	October 6, 2021

/s/ Mei Lim Mei Lim	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 6, 2021

/s/ Briana van Strijp Briana van Strijp	Chief Operating Officer (Principal Operating Officer)	October 6, 2021

/s/ Pamela Thomas Graham Pamela Thomas Graham	Director	October 6, 2021

/s/ Janice Savin Williams Janice Savin Williams	Director	October 6, 2021

/s/ Baroness Helena Morrissey Baroness Helena Morrissey	Director	October 6, 2021